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                                                                   EXHIBIT 23.17


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We hereby consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our reports dated February 8, 1996, except for Note (4) for which the date is February 15, 1996 (Albuquerque C.I. Associates, L.P.); February 16, 1996 (C.I. Nashville, Inc.); February 8, 1996 (Wichita C.I. Associates III, L.P.); and February 19, 1996 (Topeka C.I. Associates, L.P.) appearing in the Joint Proxy Statement and Prospectus of Wyndham Hotel Corporation, Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company filed with the Securities and Exchange Commission on or about November 7, 1997.


                                        /s/ Mayer Hoffman McCann L.C.

Kansas City, Missouri
November 6, 1997